Exhibit 4.28

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (“Agreement”) is made and entered into by and between the following Parties on February 1, 2020 in Shanghai, the People’s Republic of China (“China” or the “PRC”):

Party A:    Yimi Education Technology (Shanghai) Co., Ltd.

Address:    Room 601-16, A/F, Building 1, No. 3000 Longdong Avenue, China (Shanghai) Pilot Free Trade Zone

Party B:    Xiangyuan (Shanghai) Education Technology Co., Ltd.

Address:    Room 301, Building 1, No. 2143 North Zhongshan Road, Putuo District, Shanghai

Each of Party A and Party B shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

Whereas,

1.    Party A is a wholly foreign-owned enterprise established in the PRC, and has the capability, experience and resources to provide technical development, services and consulting in relation to online education and training;

2.    Party B is a company established in the PRC with exclusive domestic capital, and permitted to conduct [online education and training] business upon registration with relevant PRC governmental authorities. The business activities operated and developed by Party B currently and at any time during the term of this Agreement are hereinafter collectively referred to as the “Principal Business”;

3.    Party A agrees to take advantage of its technology, personnel, and resources, to provide Party B with technical development, support, consulting and other services in relation to the Principal Business on an exclusive basis during the term hereof, and Party B agrees to accept such services provided by Party A or its designee(s) in accordance with this Agreement.

Now, therefore, the Parties have reached the following agreements through negotiations:

1.     Provision of Services

1.1      In accordance with the terms and conditions hereunder, Party B hereby engages Party A as its exclusive services provider to provide it with comprehensive technical support, consulting services and other services in relation to the Principal Business during the term of this Agreement, including but not limited to:

(1)     Licensing Party B to use the technology and software to which Party A has legal rights in relation to the Principal Business;

(2)     Design, development, maintenance and updating of technologies necessary for Party B’s Principal Business, and provision of related technical consulting and services;

(3)     Design, installation and daily management, maintenance and updating of computer network systems and related databases;

(4)     Technical support and professional trainings for relevant employees of Party B;

(5)     Assisting Party B in collection and survey of relevant technology and market information (excluding the market research that wholly foreign-owned enterprises are restricted from conducting under the PRC laws);

(6)     Enterprise management consulting for Party B;

(7)     Marketing and promotional services for Party B;

(8)     Development and testing of new products;

(9)     Lease of equipment or assets; and

(10)   Other related services requested by Party B from time to time to the extent permitted under the PRC laws.

1.2      Party B agrees to accept all the services provided by Party A. The Parties agree that Party A may designate its affiliates or other qualified service providers to provide Party B with services specified hereunder (such designated parties may enter into certain agreements described in Section 1.3 hereof with Party B). Party B further agrees that, without Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar services provided by any third party, or establish the same or similar cooperative relationships with any third party regarding the services or other matters specified hereunder.

1.3      Service Provision Modes

1.3.1  Party A and Party B agree that during the term of this Agreement, where necessary, Party B may further enter into service agreements with Party A or any other party designated by Party A, specifying the specific contents, methods, personnel, and charges for each service.

1.3.2  To better fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into equipment or asset lease agreements with Party A or any other party designated by Party A based on the needs of business progress, whereby Party A shall provide relevant equipment or assets to Party B.

1.3.3  Party B hereby grants to Party A an irrevocable and exclusive right to purchase from Party B, at Party A’s sole discretion, any or all of the assets and business of Party B at the lowest purchase price to the extent permitted under the PRC laws. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of such assets or business.

2.    Service Price and Payment Terms

2.1     The fees payable by Party B to Party A during the term of this Agreement shall be calculated as follows:

2.1.1   In consideration of the services provided by Party A hereunder, Party B shall pay service fees to Party A on an annual basis (or at any other frequency as agreed by the Parties). The specific amount of the service fees for each year (or for any other period agreed by the Parties), consisting of the management fees and services provision fees, shall be reasonably determined by Party A based on the factors specified below. Party A may provide Party B a separate confirmation letter and/or invoice indicating the amount of service fees payable for each service period; such specific amount of services fees may also be set forth in the relevant contracts separately executed by the Parties.

(1)     Complexity and difficulty of the services;

(2)     Seniority of and time consumed by the employees of Party A who provide the services;

(3)     Specific contents, scope and commercial value of the services;

(4)     Market reference price of the same type of services;

(5)     Business operations of Party B.

2.1.2   If Party A transfers or licenses technology to Party B, develops software or other technology as entrusted by Party B, or leases equipments or assets to Party B, the technology transfer fees, license fees, entrusted development fees or rents shall be determined by the Parties separately based on the actual situations and/or set forth in the relevant contracts separately executed by the Parties.

3.     Intellectual Property Rights and Confidentiality

3.1      Party A shall have sole, exclusive and complete ownership, rights and interests of and in any and all intellectual properties or intangible assets arising out of, created or developed during the performance of this Agreement by the Parties, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others, to the extent not prohibited by the PRC laws. Unless expressly authorized by Party A, Party B is not entitled to any rights or interests in any intellectual property rights of Party A which are used by Party A for the provision of the services hereunder. To ensure Party A’s rights under this Section, where necessary, Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion, for the purposes of vesting the ownership, right or interest of and in any such intellectual property rights and intangible assets in Party A, and/or perfecting the protections of any such intellectual property rights and intangible assets for Party A, including registering such intellectual property rights and intangible assets under Party A’s name.

3.2      The Parties acknowledge and confirm that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall keep all such confidential information confidential, and shall not disclose any confidential information to any third party without the written consent of the other Party, except for any information that: (a) is or becomes available to the public (other than through unauthorized disclosure by the Party receiving such confidential information); (b) is required to be disclosed under applicable laws, regulations, stock exchange rules, or orders of governmental authorities or courts; or (c) is disclosed by either Party to its shareholders, directors, employees, legal counsels or financial advisors on a need-to-know basis in connection with the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be subject to the confidentiality obligations similar to those set forth in this Section. Any breach of confidentiality by the shareholders, director, employees of or agencies engaged by either Party shall be deemed as a breach of confidentiality by such Party, in which case such Party shall be held liable for breach in accordance with this Agreement.

4.     Representations and Warranties

4.1      Party A hereby represents, warrants and covenants as follows:

4.1.1   Party A is a wholly foreign-owned enterprise duly established and validly existing under the PRC laws; Party A or the service providers designated by Party A will obtain all government permits and licenses necessary for providing the services hereunder (if required) before providing such services.

4.1.2   Party A has taken all necessary corporate actions, obtained all necessary authorizations, and the consents and approvals of relevant third parties and governmental authorities (if required) for the execution, delivery and performance of this Agreement; Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.1.3   This Agreement constitutes Party A’s legal, valid and binding obligations enforceable against it in accordance with its terms.

4.2      Party B hereby represents, warrants and covenants as follows:

4.2.1.  Party B is a company duly established and validly existing under the PRC laws, and has obtained and will maintain all government permits and licenses for engaging in the Principal Business.

4.2.2.  Party B has taken all necessary corporate actions, obtained all necessary authorizations, and all consents and approvals of third parties and governmental authorities (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.2.3.  This Agreement constitutes Party B’s legal, valid and binding obligations enforceable against it in accordance with its terms.

5.     Term of Agreement

5.1      This Agreement shall become effective upon duly execution by the Parties. Unless early terminated in accordance with this Agreement or other agreements separately executed between the Parties, the term of this Agreement shall be thirty (30) years. Unless agreed by Party A in writing prior to the expiration of the term that this Agreement shall terminate upon expiration of the current term, the term of this Agreement shall be automatically renewed for another thirty (30) years upon the expiration of each term.

5.2      During the term of this Agreement, each Party shall renew its operation term prior to the expiration thereof, and make its best efforts to obtain the approval of, and complete registration with, the competent authorities for such renewal, so as to maintain the effectiveness and enforceability of this Agreement. If either Party’s application for renewal of operation term fails to be approved by any competent authority, this Agreement shall be terminated upon the expiration of such Party’s operation term.

5.3      The rights and obligations of the Parties under Sections 3, 6 and 7 and this Section 5.3 shall survive the termination of this Agreement.

6.     Governing Law and Resolution of Disputes

6.1      The conclusion, effectiveness, interpretation, performance, modification and termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC laws.

6.2      In the event of any dispute arising out of the interpretation and performance of this Agreement, the Parties shall first resolve such dispute through friendly consultations; failing which, either Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The place of arbitration shall be Shanghai. The arbitration award shall be final and binding on both Parties.

6.3      Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their remaining rights and fulfil their remaining obligations respectively under this Agreement.

7.     Liability for Breach and Compensations

7.1      Party B’s material breach of any provision hereunder or its failure to perform in whole or in part or delay in performance of any obligation hereunder shall constitute a breach under this Agreement, in which case Party A shall have the right to request Party B to make rectification or take remedial measures. If Party B fails to do so within ten (10) days (or other period reasonably required by Party A) after Party A gives a written notice to Party B requesting for rectification, Party A shall have the right to, at its sole discretion, (1) terminate this Agreement and request Party B to compensate all the losses; or (2) request specific performance of the obligations of Party B under this Agreement, and request Party B to compensate all the losses. This Section shall not prejudice any other rights of Party A under this Agreement.

7.2      Unless otherwise required by laws, Party B shall not unilaterally terminate or cancel this Agreement in any event.

7.3      Party B shall indemnify and hold harmless Party A from and against any losses, damages, liabilities or expenses caused by any litigation, claims or other requests raised by any third party against Party A arising from or caused by the services provided by Party A to Party B in accordance with this Agreement, unless such losses, damages, liabilities or expenses arise as a result of the gross negligence or willful misconduct of Party A.

8.     Force Majeure

8.1      In the case of any earthquakes, typhoons, floods, fires, epidemics, wars, riots, strikes and any other force majeure events that are unforeseeable, unpreventable and unavoidable by the affected Party (“Force Majeure”), which render either Party fail to perform in whole or in part or delays in performing this Agreement, the Party affected by such Force Majeure shall not be held liable, provided that the affected Party shall give the other Party a written notice without any delay, and shall provide details and supporting documents in respect of such Force Majeure within fifteen (15) days after giving such notice, explaining the reasons for such failure of performance in whole or in part or such delay in performance.

8.2      If the Party claiming Force Majeure fails to notify the other Party and furnish it with proper supporting documents as required above, it shall not be exempted from the liabilities arising out of its failure of performance in whole or in part or its delay in performance of its obligations hereunder. The affected Party shall make reasonable efforts to minimize the consequences of such Force Majeure and to resume its performance of all relevant obligations as soon as possible upon cessation of such Force Majeure. Should the affected Party fail to resume the performance of relevant obligations after the reason for its exemption of performance disappears, such Party shall be liable to the other Party.

8.3      In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

9.     Notices

9.1      All notices and other communications required under or in connection with this Agreement shall be delivered by person, registered mail (postage prepaid), commercial courier service, fax or email to the address of relevant Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1   Notices delivered by person shall be deemed effectively given on the date of receipt at the address set forth below, or the date on which such notices are left at the address set forth below;

9.1.2   Notices delivered by courier service or registered mail (postage prepaid) shall be deemed effectively given on the date of receipt, refusal or return for any reason at the address set forth below;

9.1.3   Notices delivered by fax shall be deemed effectively given on the date of successful transmission to the fax number set forth below (as evidenced by an automatically generated confirmation of transmission). Notices sent by email shall be deemed effectively given on the date of successful transmission, provided that the sending Party has received a system message indicating successful transmission or has not received a system message within 24 hours indicating failure of delivery or return of email.

9.2      For the purpose of notices, the addresses of the Parties are as follows:

Party A:         Yimi Education Technology (Shanghai) Co., Ltd.

Address:        [***]

Attn:              [***]

Email:            [***]

Party B:          Xiangyuan (Shanghai) Education Technology Co., Ltd.

Address:         [***]

Attn:               [***]

Email:             [***]

9.3     Either Party may change its address for receiving notices at any time by notice given to the other Party in accordance with this Section.

10.   Assignment

10.1    Without Party A’s prior written consent, Party B shall not assign any of its rights or obligations hereunder to any third party.

10.2    Party B hereby agrees that unless otherwise expressly provided by applicable law, Party A may assign its obligations and rights hereunder to any third party, in which case Party A shall not be required to obtain any further consent of Party B for such assignment but to give a written notice to Party B of the same.

11.  Severability

In the event that one or more of the provisions of this Agreement are held under any laws or regulations to be invalid, illegal or unenforceable in any aspect, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.  Modifications and Supplements

Any amendment, modification and supplement to this Agreement must be made in writing by both Parties. Any amendment agreement and supplementary agreement executed by the Parties with regard to this Agreement shall constitute an integral part of this Agreement, and shall have equal legal effect as this Agreement.

13.  Successors

The terms of this Agreement shall be binding on the Parties and their respective successors and permitted assigns, and shall be valid with respect to the Parties and each of their successors and permitted assignees.

14.  Counterparts

This Agreement is made in two copies, with each Party holding one copy.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written with immediate effect.

Party A:    Yimi Education Technology (Shanghai) Co., Ltd. (Seal)

By:	/s/ Ke Jinshu
Name:	Ke Jinshu
Title:	Authorized Representative

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written with immediate effect.

Party B:    Xiangyuan (Shanghai) Education Technology Co., Ltd. (seal)

By:	/s/ Ke Jinshu
Name:	Ke Jinshu
Title:	Legal Representative